================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): December 8, 1997
                      AMERICAN RESIDENTIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                       1-11849                       76-0484996
 (State or other jurisdiction           (Commission                  (I.R.S. Employer
      of incorporation)                 File Number)               Identification No.)

                           POST OAK TOWER, SUITE 725
                              5051 WESTHEIMER ROAD
                           HOUSTON, TEXAS 77056-5604
             (Address of principal executive offices and zip code)
       Registrant's telephone number, including area code: (713) 599-0100

================================================================================

ITEM 5. OTHER EVENTS

     The historical financial statements of American Residential Services, Inc. and its subsidiaries (collectively, the "Company") have been retroactively restated to give effect to the operations of 15 businesses acquired by the Company in 1997 (through December 5) which were accounted for using the pooling-of-interests method of accounting. The restated historical financial statements of the Company and the related report of Arthur Andersen LLP, independent public accountants, are attached hereto as Annex A.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (c) Exhibits.

          23.1           -- Consent of Arthur Andersen LLP.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            AMERICAN RESIDENTIAL SERVICES, INC.

                                            By: /s/ HARRY O. NICODEMUS, IV
                                              ----------------------------------
                                                    Harry O. Nicodemus, IV
                                                 Senior Vice President, Chief
                                                  Financial Officer and Chief
                                                       Accounting Officer

Date: December 8, 1997

                                    ANNEX A

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
American Residential Services, Inc. and Subsidiaries
  Report of Independent Public Accountants..................  F-2
  Consolidated Balance Sheets...............................  F-3
  Consolidated Statements of Operations.....................  F-4
  Consolidated Statements of Stockholders' Equity...........  F-5
  Consolidated Statements of Cash Flows.....................  F-6
  Notes to Consolidated Financial Statements................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Residential Services, Inc.:

We have audited the accompanying consolidated balance sheets of American Residential Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements give retroactive effect to certain acquisitions made by the Company during the first nine months of 1997 which have been accounted for as pooling-of-interests transactions. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Residential Services, Inc., and subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, after giving effect to certain pooling-of-interests transactions, in conformity with generally accepted accounting principles.

As discussed in Note 1, the accompanying consolidated financial statements reflect the Company on a historical basis with Atlas Services, Inc. as the accounting acquiror, restated for the effect of certain pooling-of-interests transactions.

ARTHUR ANDERSEN LLP

Houston, Texas
December 8, 1997

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                 DECEMBER 31
                                                              ------------------
                                                               1995       1996
                                                              -------   --------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,873   $  9,984
  Accounts receivable --
     Trade, net of allowance of $500 and $1,343.............   11,195     30,735
     Other..................................................      723      2,023
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      721      1,391
  Inventories...............................................    2,046     11,290
  Prepaid expenses and other current assets.................      531      1,572
  Net assets held for resale................................       --        338
                                                              -------   --------
          Total current assets..............................   18,089     57,333
PROPERTY AND EQUIPMENT, net.................................    6,436     21,660
GOODWILL, net...............................................       --    131,193
OTHER NONCURRENT ASSETS.....................................      718      1,438
                                                              -------   --------
          Total assets......................................  $25,243   $211,624
                                                              =======   ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 1,474   $  2,202
  Short-term debt...........................................      210         --
  Accounts payable and accrued expenses.....................   13,419     29,372
  Unearned revenue on service and warranty contracts........      827      4,081
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      875      2,503
                                                              -------   --------
          Total current liabilities.........................   16,805     38,158
LONG-TERM DEBT, net of current maturities...................    2,873     53,861
UNEARNED REVENUE ON SERVICE AND WARRANTY CONTRACTS..........       --        633
DEFERRED INCOME TAXES.......................................       86      2,721
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value, 10,000,000 shares
     authorized; none issued and outstanding................       --         --
  Common stock, $.001 par value, 50,000,000 shares
     authorized; 4,085,046 and 13,389,255 shares issued and
     outstanding............................................        4         13
  Additional paid-in-capital................................    3,826    126,226
  Retained earnings (deficit)...............................    1,649     (9,988)
                                                              -------   --------
          Total stockholders' equity........................    5,479    116,251
                                                              -------   --------
          Total liabilities and stockholders' equity........  $25,243   $211,624
                                                              =======   ========

  The accompanying notes are an integral part of these consolidated financial statements.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                               1994       1995        1996
                                                              -------    -------    --------
REVENUES....................................................  $81,125    $97,686    $150,330
COST OF SERVICES............................................   61,187     72,382     109,060
                                                              -------    -------    --------
  Gross Profit..............................................   19,938     25,304      41,270
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................   16,992     19,914      34,276
COMPENSATION EXPENSE RELATED TO PURCHASE OF EHC (Note 1)....       --         --       3,356
                                                              -------    -------    --------
INCOME FROM OPERATIONS......................................    2,946      5,390       3,638
OTHER INCOME (EXPENSE):
  Financing fees related to purchase of EHC (Note 1)........       --         --      (4,818)
  Interest expense..........................................     (355)      (356)       (661)
  Interest income...........................................       78        151         118
  Other.....................................................      533         58         491
                                                              -------    -------    --------
INCOME (LOSS) BEFORE INCOME TAXES...........................    3,202      5,243      (1,232)
PROVISION FOR INCOME TAXES..................................    1,286      2,088       1,803
                                                              -------    -------    --------
NET INCOME (LOSS)...........................................  $ 1,916    $ 3,155    $ (3,035)
                                                              =======    =======    ========
WEIGHTED AVERAGE SHARES OUTSTANDING.........................    4,085      4,085       6,277
                                                              =======    =======    ========
EARNINGS (LOSS) PER SHARE...................................  $  0.47    $  0.77    $  (0.48)
                                                              =======    =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                  COMMON STOCK     ADDITIONAL   RETAINED        TOTAL
                                                 ---------------    PAID-IN     EARNINGS    STOCKHOLDERS'
                                                 SHARES   AMOUNT    CAPITAL     (DEFICIT)      EQUITY
                                                 ------   ------   ----------   ---------   -------------
BALANCE, December 31, 1993.....................   4,085    $ 4      $  1,132     $  2,287     $  3,423
  Capital contributions........................      --     --         1,099           --        1,099
  Dividends paid by Restated Businesses........      --     --            --       (2,740)      (2,740)
  Other equity transactions of Restated
     Businesses................................      --     --           292           --          292
  Net income...................................      --     --            --        1,916        1,916
                                                 ------    ---      --------     --------     --------
BALANCE, December 31, 1994.....................   4,085      4         2,523        1,463        3,990
  Capital contributions........................      --     --         1,299           --        1,299
  Adjustment to conform fiscal year-ends of
     certain Restated Businesses...............      --     --             4           --            4
  Dividends paid by Restated Businesses........      --     --            --       (2,969)      (2,969)
  Net income...................................      --     --            --        3,155        3,155
                                                 ------    ---      --------     --------     --------
BALANCE, December 31, 1995.....................   4,085      4         3,826        1,649        5,479
  Offering, net of Offering costs..............   4,830      5        60,626           --       60,631
  Acquisition of Founding Companies............   3,184      3        29,231           --       29,234
  1996 Acquisitions............................   1,282      1        30,625           --       30,626
  Exercise of warrant..........................       8     --           125           --          125
  Cash distributions to stockholders of
     Founding Companies........................      --     --            --       (6,031)      (6,031)
  Capital contributions........................      --     --         1,811           --        1,811
  Adjustment to conform fiscal year-ends of
     certain Restated Businesses...............      --     --           (18)          (2)         (20)
  Dividends paid by Restated Businesses........      --     --            --       (2,569)      (2,569)
  Net loss.....................................      --     --            --       (3,035)      (3,035)
                                                 ------    ---      --------     --------     --------
BALANCE, December 31, 1996.....................  13,389    $13      $126,226     $ (9,988)    $116,251
                                                 ======    ===      ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                               1994       1995        1996
                                                              -------    -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ 1,916    $ 3,155    $ (3,035)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities --
    Depreciation and amortization...........................    1,236      1,437       3,233
    Taxes on acquired S Corporations........................    1,099      1,299       1,811
    Stock portion of compensation and financing fees related
      to purchase of EHC....................................       --         --       6,276
    Deferred income tax expense (benefit)...................      122         (3)       (667)
    (Gain) loss on sale of property and equipment...........       11          9         (77)
    Changes in operating assets and liabilities --
      (Increase) decrease in --
         Accounts receivable................................   (3,860)    (2,087)     (2,421)
         Costs and estimated earnings in excess of billings
           on uncompleted contracts.........................     (405)       322         (92)
         Inventories........................................     (288)      (357)        (96)
         Prepaid expenses and other current assets..........      968        517      (1,141)
         Other noncurrent assets............................      264       (174)        (60)
      Increase (decrease) in --
         Accounts payable and accrued expenses..............    3,729      3,030      (1,095)
         Unearned revenue on service and warranty
           contracts........................................       54        112          82
         Billings in excess of costs and estimated earnings
           on uncompleted contracts.........................      193        132         358
    Other, net..............................................     (328)      (879)       (127)
                                                              -------    -------    --------
           Net cash provided by operating activities........    4,711      6,513       2,949
                                                              -------    -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of property and equipment.............      272        271         635
  Additions to property and equipment.......................   (2,339)    (2,114)     (4,089)
  Cash paid for acquisitions, net of cash acquired..........       --         --     (44,458)
                                                              -------    -------    --------
           Net cash used in investing activities............   (2,067)    (1,843)    (47,912)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short- and long-term debt...................    2,569      1,372      43,457
  Principal payments of short- and long-term debt...........   (2,080)    (2,230)    (42,734)
  Proceeds from issuances of Common Stock, net of offering
    costs...................................................       --         --      60,631
  Distributions to stockholders of Founding Companies.......       --         --      (6,031)
  S Corporation dividends paid by Restated Businesses.......   (2,740)    (2,969)     (2,569)
  Other, net................................................      205        (36)       (680)
                                                              -------    -------    --------
           Net cash provided by (used in) financing
             activities.....................................   (2,046)    (3,863)     52,074
                                                              -------    -------    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      598        807       7,111
CASH AND CASH EQUIVALENTS, beginning of period..............    1,468      2,066       2,873
                                                              -------    -------    --------
CASH AND CASH EQUIVALENTS, end of period....................  $ 2,066    $ 2,873    $  9,984
                                                              =======    =======    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest................................................  $   386    $   350    $    823
    Income taxes............................................      491        843         518

  The accompanying notes are an integral part of these consolidated financial statements.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

     In October 1995, American Residential Services, Inc. ("ARS" and collectively with its subsidiaries, the "Company") was founded to create a leading national provider of (i) comprehensive maintenance, repair and replacement services for heating, ventilating and air conditioning ("HVAC"), plumbing, electrical, indoor air quality and other systems and major home appliances in homes and small commercial buildings and (ii) new installation of those systems in homes and small commercial facilities under construction (collectively "residential services"). On September 27, 1996, ARS acquired in separate transactions seven residential services businesses (together with Enterprises Holding Company ("EHC"), the common parent of two of the businesses, the "Founding Companies") in exchange for consideration consisting of a combination of cash and shares of its common stock, par value $.001 per share (the "Common Stock"). The initial public offering (the "Offering") of the Common Stock closed simultaneously with the closing of those acquisitions.

     For financial statement presentation purposes, Atlas Services, Inc. ("Atlas"), one of the Founding Companies, has been identified as the accounting acquiror. The Company accounted for the acquisitions of the remaining Founding Companies under the purchase method of accounting, with the results of operations included with those of Atlas from September 30, 1996, the effective closing date of the acquisitions for accounting purposes. In connection with the purchase of EHC, the purchase price paid to the shareholders of EHC in excess of the purchase price paid by EHC for its previous acquisitions of two Founding Companies is recorded as nonrecurring compensation expense of $3,356,000 and financing fees of $4,818,000 in the accompanying statements of operations for the year ended December 31, 1996.

     During the fourth quarter of 1996, the Company acquired 13 businesses (the "1996 Acquisitions") which were accounted for in accordance with the purchase method of accounting, with the results of their respective operations included in the Company's consolidated financial statements from their respective effective acquisition dates for accounting purposes. The allocation of the purchase price to the assets acquired and liabilities assumed in certain of the 1996 Acquisitions has been recorded initially based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available.

     The historical consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1996 do not give effect to any acquisitions of businesses acquired by the Company subsequent to that date that were accounted for in accordance with the pooling-of-interests method. The accompanying consolidated financial statements retroactively restate those historical financial statements to give effect to the operations of 15 businesses acquired by the Company in 1997 (through December 5) that were accounted for in accordance with the pooling-of-interests method (the "Restated Businesses"). For information respecting an additional 52 businesses acquired by the Company in 1997 (through December 5), see Note 3.

     The Company's retail appliance sales division, reported as discontinued operations in the Company's historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1996, was reclassified in 1997 as assets held for resale. The consolidated financial statements of the Company presented herein have been restated for the reclassification, the effect of which is not material to these consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of ARS and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are valued at the lower of cost or market using principally a weighted-average method.

  Property and Equipment

     Property and equipment are recorded at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

     Included in property and equipment are certain assets subject to capital leases. These assets are amortized using the straight-line method over the lesser of the life of the leases and the estimated useful life of the asset.

  Goodwill

     Goodwill represents the excess of the aggregate purchase price paid by the Company in the acquisition of businesses accounted for as purchases over the fair market value of the net assets acquired. Goodwill is amortized on a straight-line basis over 40 years. As of December 31, 1996, accumulated amortization of goodwill was approximately $584,000.

     The Company periodically evaluates the recoverability of intangibles resulting from business acquisitions and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors, such as business trends and prospects and market and economic conditions.

  Debt Issue Costs

     Debt issue costs related to the Company's Credit Facility (see Note 6) are included in other noncurrent assets and are amortized to interest expense over the scheduled maturity of the debt. As of December 31, 1996, accumulated amortization of debt issue costs was approximately $49,000.

  Revenue Recognition

     The Company recognizes revenue when the services are performed except when work is being performed under a construction contract. Revenues on residential and commercial service and maintenance contracts are recorded and collected monthly. Revenues from sales of extended warranties are recognized over the life of the warranty on a straight-line basis.

     Revenues from construction contracts are recognized on a percentage-of-completion method measured primarily on the basis of percentage of costs incurred to total estimated costs for each contract. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

  Warranty Costs

     The Company typically warrants labor for the first year after installation on new air conditioning and heating units. The Company also generally warrants labor for 30 days after servicing existing air conditioning and heating units. An allowance for warranty costs is recorded upon completion of installation or service.

  Stock-Based Compensation

     The disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," are effective for transactions entered into in fiscal years that begin after December 15, 1995. This statement encourages entities to account for employee stock options or similar equity securities using a fair value approach. However, it also allows an entity to continue to measure compensation costs using the method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Those entities which elect to remain with the accounting method in APB No. 25 are required to include pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting had been applied. The Company has elected to account for such plans under the provisions of APB No. 25. Therefore, there is no effect on the Company's financial position and results of operations as a result of SFAS No. 123. Reference is made to Note 7 for the SFAS No. 123 disclosures.

  Income Taxes

     The Company files a consolidated federal income tax return, which includes the operations of all acquired businesses for periods subsequent to their respective acquisition dates. Acquired businesses file "short period" federal income tax returns through their respective acquisition dates.

     The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

     Certain of the Restated Businesses were S Corporations for income tax purposes prior to their acquisition by the Company. Accordingly, any income tax liabilities for the periods prior to their respective acquisition dates are the responsibility of their respective former stockholders. For purposes of these consolidated financial statements, federal and state income taxes have been provided as if these companies had filed C Corporation tax returns for the pre-acquisition periods, with the current income tax expense of these S Corporations reflected as an increase to additional paid-in-capital.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  New Accounting Pronouncement

     Effective January 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, if facts and circumstances indicate that property and equipment and intangible or other assets may be impaired, an evaluation of

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Earnings Per Share

     The following table summarizes weighted average shares outstanding for each of the periods presented (in thousands):

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                               1994     1995     1996
                                                              ------   ------   ------
Shares issued in the acquisition of Atlas...................   1,067    1,067    1,067
Shares issued in the acquisitions of the Restated
  Businesses................................................   3,018    3,018    3,018
Shares issued in the formation of ARS.......................      --       --      318
Weighted average portion of shares issued to the remaining
  stockholders of the Founding Companies....................      --       --      472
Weighted average portion of shares sold in the Offering.....      --       --    1,204
Weighted average portion of shares awarded to certain
  employees and consultants.................................      --       --       10
Weighted average portion of shares issued in the 1996
  Acquisitions..............................................      --       --       84
Stock options and warrant, net of assumed repurchases of
  common shares under the treasury stock method.............      --       --      104
                                                               -----    -----    -----
          Weighted average shares outstanding...............   4,085    4,085    6,277
                                                               =====    =====    =====

     SFAS No. 128, "Earnings Per Share," issued in February 1997, revises the methodology to be used in computing earnings per share ("EPS") such that the computations required for primary and fully diluted EPS are to be replaced with "basic" and "diluted" EPS. Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted EPS is computed in the same manner as fully diluted EPS, except that, among other changes, the average share price for the period is used in all cases when applying the treasury stock method to potentially dilutive outstanding options.

     The Company will adopt SFAS No. 128 effective December 15, 1997 and will restate EPS for all periods presented. For the years ended December 31, 1994, 1995 and 1996, basic and diluted EPS under SFAS No. 128 are the same and do not differ from the EPS as presented.

3. BUSINESS COMBINATIONS:

  Poolings

     During the period from January 1, 1997 through December 5, 1997, the Company acquired all the outstanding stock of the Restated Businesses in exchange for 3,018,390 shares of Common Stock. These companies provide maintenance, repair, replacement and installation services for HVAC, plumbing and electrical systems. These acquisitions have been accounted for under the pooling-of-interests method of accounting.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

     The following table summarizes the unaudited restated consolidated revenues, net income (loss) and per share data of the Company after giving effect to these transactions (in thousands, except per share data).

                                                   FOR THE YEAR ENDED DECEMBER 31
                                   ---------------------------------------------------------------
                                         1994                 1995                   1996
                                   -----------------    -----------------    ---------------------
                                               NET                  NET                 NET INCOME
                                   REVENUES   INCOME    REVENUES   INCOME    REVENUES     (LOSS)
                                   --------   ------    --------   ------    --------   ----------
Revenues and net income (loss):
  As presently reported..........  $19,183    $   17    $22,048    $  684    $ 64,229    $(5,539)
  Restated Businesses............   61,942     1,899     75,638     2,471      86,101      2,504
                                   -------    ------    -------    ------    --------    -------
  As restated....................  $81,125    $1,916    $97,686    $3,155    $150,330    $(3,035)
                                   =======    ======    =======    ======    ========    =======
Net income (loss) per share:
  As presently reported..........             $ 0.02               $ 0.64                $ (1.70)
  Restated Businesses............               0.45                 0.13                   1.22
                                              ------               ------                -------
  As restated....................             $ 0.47               $ 0.77                $ (0.48)
                                              ======               ======                =======

  Purchases

     The aggregate purchase price paid by the Company for the 1996 Acquisitions consisted of approximately $41.2 million in cash and short-term notes and 1,282,910 shares of Common Stock. Funding of the cash portion of the purchase prices and repayment of indebtedness assumed in connection with the acquisitions was provided by borrowings under the Company's Credit Facility (see Note 6). The accompanying consolidated balance sheet as of December 31, 1996 includes preliminary allocations of the respective purchase prices, which are subject to final adjustment. Set forth below are unaudited pro forma combined revenues and income data reflecting the pro forma effect of these acquisitions on the Company's results from operations for the years ended December 31, 1995 and 1996. The unaudited pro forma data presented below consists of the income statement data as presented in these consolidated financial statements plus (i) income statement data for the Founding Companies for the year ended December 31, 1995 and the nine months ended September 30, 1996 and (ii) income statement data for the 1996 Acquisitions as if these acquisitions were effective on the first day of the year being reported through the respective dates of acquisition (in thousands, except per share amounts) (unaudited).

                                                                1995        1996
                                                              --------    --------
Revenues....................................................  $260,412    $305,522
                                                              ========    ========
Net income..................................................  $  8,828    $ 10,182
                                                              ========    ========
Net income per share........................................  $   0.66    $   0.76
                                                              ========    ========

     Pro forma adjustments included in the amounts above primarily relate to:
(i) compensation differentials, reflecting reduced compensation amounts agreed to in connection with certain acquisitions, (ii) adjustment for nonrecurring compensation expense of $3,356,000 and financing fees of $4,818,000 related to the purchase of EHC, (iii) adjustments for rent expense on certain leased facilities, reflecting reductions in rent agreed to in connection with certain acquisitions, (iv) adjustments for the effects of assets distributed to and costs of certain leases assumed by former owners of certain of the Founding Companies and the 1996 Acquisitions, (v) adjustments for pro forma goodwill amortization expense using a 40-year estimated life, (vi) eliminations of historical interest expense related to certain obligations that were repaid or not assumed by the Company, reduced by interest expense on borrowed funds used to pay the cash portion of the purchase price for the Founding Companies and the 1996 Acquisitions, and (vii) adjustments to the federal and state income tax provisions based on pro forma operating results. Net income per share for 1995 and 1996 assumes all shares issued for the acquisitions had been outstanding for the periods presented.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

     The pro forma results presented are not necessarily indicative of actual results that might have occurred had the operations and management teams of ARS, the Founding Companies, the 1996 Acquisitions and the Restated Businesses been combined at the beginning of the periods presented.

  1997 Acquisitions

     In addition to the acquisitions of the Restated Businesses, from January 1, 1997 to December 5, 1997, the Company acquired 52 residential services and commercial maintenance services businesses for an aggregate consideration of $47.9 million in cash, 1,837,687 shares of Common Stock and a promissory note in the principal amount of $1.8 million. Of the 52 acquisitions, 44 were accounted for under the purchase method of accounting and will be included in the consolidated results of the Company from their respective acquisition dates. The remaining eight acquisitions were accounted for under the pooling-of-interests method of accounting, and will be included in the consolidated results of the Company beginning on their respective dates of acquisition, as these transactions were not deemed significant to prior historical periods. All shares of Common Stock issued for the acquisitions during 1997 were issued under ARS's shelf registration statements described in Note 8. Funding of the cash portion of the purchase prices and repayment of indebtedness assumed in connection with those acquisitions was provided by funds from operations and borrowings under the Credit Facility.

4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following (in thousands):

                                                                         DECEMBER 31
                                                 ESTIMATED USEFUL    --------------------
                                                  LIVES IN YEARS      1995         1996
                                                 ----------------    -------      -------
Land and land improvements.....................      --              $   558      $ 2,772
Buildings and leasehold improvements...........     5-40               2,171        6,581
Transportation equipment.......................      5                 7,617       15,098
Machinery and equipment........................     5-7                2,869        3,970
Furniture and fixtures.........................     5-10               1,001        2,765
                                                                     -------      -------
                                                                      14,216       31,186
Less -- Accumulated depreciation...............                        7,780        9,526
                                                                     -------      -------
          Property and equipment, net..........                      $ 6,436      $21,660
                                                                     =======      =======

5. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts consists of the following (in thousands):

                                                                DECEMBER 31
                                                              ----------------
                                                              1995       1996
                                                              ----      ------
Balance at beginning of year................................  $449      $  500
  Additions charged to costs and expenses...................   156         400
  Deductions for uncollectible receivables written off......  (105)       (156)
  Allowance for doubtful accounts at acquisition dates......    --         599
                                                              ----      ------
Balance at end of year......................................  $500      $1,343
                                                              ====      ======

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                                  DECEMBER 31
                                                              --------------------
                                                               1995         1996
                                                              -------      -------
Accounts payable, trade.....................................  $ 7,285      $14,573
Accrued compensation and benefits...........................    1,267        6,952
Accrued insurance...........................................      308        1,668
Accrued warranty expense....................................      387        1,214
Federal and state income taxes payable......................      164          680
Other accrued expenses......................................    4,008        4,285
                                                              -------      -------
                                                              $13,419      $29,372
                                                              =======      =======

     Installation contracts in progress are as follows (in thousands):

                                                                  DECEMBER 31
                                                              -------------------
                                                               1995        1996
                                                              ------      -------
Costs incurred on contracts in progress.....................  $8,342      $26,123
Estimated earnings, net of losses...........................   2,226        7,498
                                                              ------      -------
                                                              10,568       33,621
Less -- Billings to date....................................  10,722       34,733
                                                              ------      -------
                                                              $ (154)     $(1,112)
                                                              ======      =======

     The following are included in the accompanying balance sheets under the following captions (in thousands):

                                                                 DECEMBER 31
                                                              ------------------
                                                              1995        1996
                                                              -----      -------
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $ 721      $ 1,391
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................   (875)      (2,503)
                                                              -----      -------
                                                              $(154)     $(1,112)
                                                              =====      =======

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

6. SHORT- AND LONG-TERM DEBT:

     Short-term debt consists of a revolving line of credit payable to a bank with interest due monthly at 9.375 percent secured by certain accounts receivable and inventory. The amount outstanding at December 31, 1995 was $210,000. The revolving line of credit was terminated upon the consummation of the Offering.

     Long-term debt consists of the following (in thousands):

                                                                  DECEMBER 31
                                                              -------------------
                                                               1995        1996
                                                              ------      -------
Notes payable to banks bearing interest ranging from 5.9% to
  13.3%, repaid in 1996 with proceeds from the Company's
  Credit Facility...........................................  $2,035      $    --
Credit Facility (see below).................................      --       27,200
Notes payable to selling shareholders of certain 1996
  Acquisitions repaid in January 1997 from borrowings under
  Credit Facility...........................................      --       24,613
Other.......................................................   2,312        4,250
                                                              ------      -------
                                                               4,347       56,063
Less -- Current maturities..................................   1,474        2,202
                                                              ------      -------
                                                              $2,873      $53,861
                                                              ======      =======

     The Company has in place a revolving credit facility (the "Credit Facility") with a syndicate of banks. On March 3, 1997, the Company increased the total commitment of the Credit Facility from $55.0 million, which was in place at December 31, 1996, to $100.0 million. Borrowings under the Credit Facility may be used for general corporate purposes, including the funding of any cash that may be paid in connection with acquisitions, refinancing of indebtedness of businesses acquired, capital expenditures and working capital. Loans under the Credit Facility bear interest, at the Company's option, at a designated variable base rate plus a margin ranging from 0 to 50 basis points, or at a designated London interbank offering rate ("LIBOR") plus a margin ranging from 100 to 200 basis points. The margins depend on the ratio of the Company's interest-bearing debt to its trailing 12-month earnings before interest, taxes, depreciation and amortization. The margin is reset on a quarterly basis and also may be reset upon the closing of an acquisition involving cash consideration in excess of $5.0 million or upon a principal repayment in excess of $5.0 million. Commitment fees of 30 to 50 basis points per annum are payable on the unused portion of the line of credit. The Credit Facility has a $5.0 million sublimit for standby letters of credit. The Credit Facility requires the consent of the lenders for acquisitions exceeding a certain level of cash consideration, prohibits the payment of dividends by the Company (except for dividends payable in Common Stock and certain preferred stock), does not permit the Company to incur or assume other indebtedness in excess of 5% of the Company's consolidated net worth and requires the Company to comply with certain financial covenants. The Credit Facility will terminate and all amounts outstanding, if any, thereunder will be due and payable in September 1999. The Company's subsidiaries have guaranteed the repayment of all amounts due under the Credit Facility. The Company has also pledged the stock of its subsidiaries as collateral for its obligations under the Credit Facility. As of December 31, 1996, the Company had $27.2 million in outstanding borrowings under the Credit Facility, bearing interest at a weighted average rate of approximately 7.40%.

     Prime rate at December 31, 1996 was 8.25%. LIBOR rates were 5.50%, 5.53%, 5,56% and 5.59% for the 30-day, 60-day, 90-day and 180-day interest periods, respectively.

     On April 2, 1997, ARS sold $55.0 million aggregate principal amount of its 7 1/4% convertible subordinated notes due 2004 (the "7 1/4% Notes"). The 7 1/4% Notes are unsecured obligations of ARS and are convertible at $25.50 per share, subject to adjustment in certain events, into an aggregate of 2,156,863 shares of Common Stock of the Company based on certain conditions. ARS used substantially all of the net proceeds of the offering of the 7 1/4% Notes to repay indebtedness outstanding under the Credit Facility.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

     The aggregate maturities of long-term debt as of December 31, 1996 are as follows (in thousands):

                        YEAR ENDING
                       DECEMBER 31 --
                       --------------
     1997...................................................  $ 2,202
     1998...................................................      523
     1999...................................................      335
     2000...................................................      222
     2001...................................................      351
     Thereafter.............................................   52,430
                                                              -------
                                                              $56,063
                                                              =======

     The maturities schedule above reflects the issuance of the 7 1/4% Notes.

     Management estimates that the fair value of its debt obligations approximates the historical value of $56.1 million at December 31, 1996.

7. STOCK OPTIONS AND WARRANTS:

  Stock Options

     The Company has approved a 1996 Incentive Plan (the "Plan"), which amended and restated a prior stock option plan and provides for the granting or awarding of stock options and stock appreciation rights to non-employee directors, officers and other key employees and independent contractors. The Company accounts for this Plan under APB Opinion No. 25, and no compensation expense has been recognized. The number of shares authorized and reserved for issuance under the Plan is limited to the greater of 1,550,000 shares or 15 percent of the number of shares of Common Stock outstanding on the last day of the preceding calendar quarter (1,550,000 shares at December 31, 1996). In general, the terms of the option awards (including vesting schedules) will be established by the Compensation Committee of the Company's Board of Directors. As of December 31, 1996, the Company has granted 10 year options covering an aggregate of 1,504,500 shares of Common Stock.

     The following table summarizes activity under the Plan for the year ended December 31, 1996:

                                                                               WEIGHTED
                                                                               AVERAGE
                                                                 EXERCISE      EXERCISE
                                                   SHARES         PRICE         PRICE
                                                  ---------   --------------   --------
Outstanding at December 31, 1995................         --         --              --
  Granted.......................................  1,554,500   $8.00 - $23.75    $13.09
  Exercised.....................................         --         --              --
  Forfeited and canceled........................    (50,000)      $15.00        $15.00
                                                  ---------
Outstanding at December 31, 1996................  1,504,500                     $12.59
                                                  =========
Weighted average fair value of
  options granted during 1996...................      $6.18
Weighted average remaining contractual life..... 9.35 years

     At December 31, 1996, no option shares were exercisable. Unexercised options expire at various dates from January 2006 through December 2006.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

     If the Company had recorded compensation cost for the Plan consistent with SFAS No. 123, net loss and loss per share for the year ended December 31, 1996 would have been increased to the following pro forma amounts (in thousands, except per share data):

                                                               1996
                                                              -------
Net loss:
  As reported...............................................  $(3,035)
  Pro forma.................................................  $(4,010)
Loss per share:
  As reported...............................................  $ (0.48)
  Pro forma.................................................  $ (0.64)

     The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and additional awards may be made each year.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for grants in 1996: dividend yield of 0%; expected volatility of 32.19%; risk-free interest rate of 6.72%; and expected lives of 10 years.

  Stock Warrant

     During 1996, the Company issued a warrant to purchase 100,000 shares of Common Stock exercisable at $15.00 per share. The warrant is exercisable, in whole or in part, at any time until September 27, 2001. The number of shares represented by the warrant is subject to adjustment for stock dividends, stock splits and similar events.

8. REGISTERED SECURITIES:

     In January 1997, ARS registered 5,000,000 shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a shelf registration statement on Form S-4, for issuance from time to time in connection with acquisitions. In July 1997, ARS registered an additional 10,000,000 shares of Common Stock and $100.0 million aggregate principal amount of convertible subordinated debt securities (the "Convertible Debt Securities") under the Securities Act pursuant to a shelf registration statement on Form S-4, also for issuance from time to time in connection with acquisitions. ARS is currently authorized pursuant to its Credit Facility to issue up to $25.0 million aggregate principal amount of Convertible Senior Subordinated Notes, Series A (the "Series A Notes") (representing a series of the Convertible Debt Securities), maturing April 15, 2004. Certain terms of the Series A Notes, including the interest rate and the conversion price, will be determined by ARS in connection with the acquisitions for which such notes are issued.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

9. LEASES:

     The Company leases facilities under noncancellable leases. The following represents future minimum rental payments under noncancellable operating leases (in thousands):

                        YEAR ENDING
                       DECEMBER 31 --
                       --------------
1997........................................................  $ 4,040
1998........................................................    3,231
1999........................................................    2,923
2000........................................................    2,568
2001........................................................    1,912
Thereafter..................................................    7,005
                                                              -------
                                                              $21,679
                                                              =======

     Rental expense for the years ended December 31, 1994, 1995, and 1996 was approximately $895,000, $1,040,000, and $1,769,000, respectively. Included in these amounts are rental expenses and commissions paid to related parties of approximately $117,000, $227,000, and $482,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

10. INCOME TAXES:

     Federal and state income tax provisions (benefits) are as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                               1994     1995     1996
                                                              ------   ------   ------
Federal --
  Current...................................................  $  949   $1,664   $1,958
  Deferred..................................................     104       15     (524)
State --
  Current...................................................     215      427      512
  Deferred..................................................      18      (18)    (143)
                                                              ------   ------   ------
                                                              $1,286   $2,088   $1,803
                                                              ======   ======   ======

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income tax as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                               1994     1995     1996
                                                              ------   ------   ------
Tax provision at the statutory rate.........................  $1,089   $1,783   $ (419)
Increase (decrease) resulting from --
  State income taxes........................................     151      229      207
  Nondeductible expenses....................................     (14)     (12)      97
  Nondeductible costs related to purchase of EHC............      --       --    1,740
  Other.....................................................      60       88      178
                                                              ------   ------   ------
                                                              $1,286   $2,088   $1,803
                                                              ======   ======   ======

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

     Deferred income tax provisions result from temporary differences in the recognition of revenues and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences representing deferred tax assets and liabilities result principally from the following (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31
                                                              ----------------
                                                              1995       1996
                                                              -----     ------
Accruals and reserves not deductible until paid.............     18     (1,224)
Net changes in accounting methods...........................   (808)     2,167
Depreciation and amortization...............................    375        315
Loss on investment..........................................     --        268
Other.......................................................     93      1,055
                                                              -----     ------
          Net deferred income tax (assets)/liabilities......   (322)     2,581
                                                              =====     ======

     The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                                DECEMBER 31
                                                              ----------------
                                                              1995      1996
                                                              -----    -------
Deferred tax assets --
  Current...................................................    446      2,204
  Long-term.................................................     21        624
                                                              -----    -------
          Total.............................................    467      2,828
                                                              -----    -------
Deferred tax liabilities --
  Current...................................................     38      2,064
  Long-term.................................................    107      3,345
                                                              -----    -------
          Total.............................................    145      5,409
                                                              -----    -------
          Net deferred income tax (assets)/liabilities......   (322)     2,581
                                                              =====    =======

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or consolidated results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. During the fourth quarter of 1996, the Company established a self-insurance retention program for a portion of its medical claims. The Company is now responsible for the first $75,000 per employee of medical claims filed under its medical insurance policy. In addition, the Company established a self-insurance retention program for damages to Company-owned vehicles. The accrued insurance claims payable represents management's estimate of the Company's potential claims costs in satisfying the self-insurance retention for claims occurring through December 31, 1996. The accruals are based on known facts and historical trends, and management believes such accruals to be adequate.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

12. EMPLOYEE BENEFIT PLANS:

     Prior to the Offering, Atlas maintained a defined contribution profit-sharing plan which covered substantially all employees. Atlas's contributions during the years ended 1994 and 1995 and the nine months ended September 30, 1996 were $42,000, $21,000 and $35,000, respectively.

     On September 26, 1996, effective with the Offering, the Company established a defined contribution profit-sharing plan which qualifies under Section 401(k) of the Internal Revenue Code. Participation in the plan is available to substantially all employees. Eligible employees may contribute up to the lesser of 15 percent of their annual compensation or the maximum amount permitted under IRS regulations to their 401(k) accounts. The Company matches the contributions of participating employees on the basis of the percentages specified in the plan. Company matching contributions to this plan, which may be invested in the Common Stock, were approximately $91,000 in 1996. The Company also may make additional discretionary contributions.

13. SUBSEQUENT EVENT

     The Company expects that certain costs associated with the settlement of employment agreements with the Company's former chief executive officer and certain other officers and employees of the Company will result in a one-time charge to earnings of approximately $3.0 million (approximately $1.8 million net of tax effect) in the fourth quarter of 1997.

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           23.1          -- Consent of Arthur Andersen LLP.